Exhibit 10.7

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (“Agreement”), to become effective as set forth below, is entered into by and between SAN Holdings Inc., a Colorado corporation (“Employer”) and John Jenkins (“Employee”). In consideration of the mutual covenants contained in this Agreement, Employer agrees to employ Employee, and Employee agrees to be employed by Employer, upon the terms and conditions hereinafter set forth.

        WHEREAS, Employer believes Employee has particular knowledge and expertise concerning the industry and business in which Employer is engaged, and desires to employ Employee to serve as the President and Chief Executive Officer of Employer and Employee desires to be so employed;

        THEREFORE, in consideration of the mutual covenants contained in this Agreement, Employer agrees to employ Employee and Employee agrees to be employed by Employer upon the terms and conditions hereinafter set forth.

SECTION I
TERM OF EMPLOYMENT

        1.1 Initial Term. The initial term of this Agreement shall be three years (unless sooner terminated under Section V) and will commence on February 1, 2001(such date hereafter referred to as the “Commencement Date.

        1.2 Renewal; Notice of Non-Renewal. At the end of the initial term of this Agreement, and on each anniversary thereafter, the term of this Agreement automatically will be extended for one additional year unless, at least 180 days before such anniversary, Employer or Employee shall have delivered to the other written notice that this Agreement will not be extended.

SECTION II
DUTIES OF THE EMPLOYEE

        2.1 Duties. Employee shall be employed as President and Chief Executive Officer of Employer, with such duties, responsibilities and authority as are customarily delegated to such position and those as may from time to time be assigned to Employee by Employer’s Board of Directors (the “Board”). Employee shall have full responsibility and authority for formulating policies and for the management and operation of Company, subject to the general direction and control of the Board.

        2.2 Full Time Employment. Employee shall devote substantially all of his working time, efforts, attention and energies to the business of Employer.

John Jenkins – Employment Agreement

SECTION III
COMPENSATION OF THE EMPLOYEE

        3.1 Base Compensation. As compensation for services rendered under this Agreement, Employee will be paid an annual base salary of not less than $225,000, to be paid in accordance with Employer’s normal payroll practices. On each anniversary of the Commencement Date, the annual base salary specified herein shall be reviewed for increase by the Board of Directors but shall not be decreased during the term of this Agreement without the consent of Employee. Employee’s annual base salary shall not be deemed exclusive compensation and shall not prevent Employee from participating in any other compensation or benefit plan of Employer.

        3.2 Short-Term Incentive Compensation Program. The Board shall establish for Employee an annual bonus program, which shall provide the reasonable opportunity, to earn a bonus of up to at least 50% of base salary on an annual basis. The elements of this bonus program will vary from year to year depending on company objectives.

        Participation in any such bonus programs shall not preclude Employee from receiving additional bonus or incentive compensation granted in accordance with Employer programs or in the discretion of the Board. Such bonuses shall be paid on a quarterly basis.

        3.3 Long-Term Incentive Compensation Program. Executive shall receive incentive compensation for his services through the grant of stock purchase options (the “Options”). Executive understands that the Options and underlying Shares are “restricted securities” under the Securities Act of 1933 and applicable state statutes. Executive agrees to execute an investment representation letter to acknowledge his understanding of the terms of the grant and the characteristics of this investment in securities.

1.	On the Commencement Date, as a matter of separate inducement, Executive shall be granted 300,000 Options, which shall vest immediately and become exercisable as set forth below, subject to provisions for accelerated exercisability set forth in Section 3.3(7). All Options shall be exercisable for a period of 10 years from the initial exercise date specified below. All Options shall be exercisable at a price of $2.25 per share. The number of shares underlying the Options and the exercise price of the Options shall be subject to adjustment in accordance with the terms of any plan pursuant to which they were granted or other standard provisions. No Option shall become exercisable if the Executive’s employment has been terminated by Employer for cause other than within one year following a change in control of the Company, or if Notice of Termination (hereafter defined) has been given by Executive other than pursuant to Section 5.1(a)(1&2) before the initial exercise dates specified below:

John Jenkins – Employment Agreement

a.	on the Commencement Date, 100,000 Options shall become exercisable to purchase 100,000 shares of the Company’s Common Stock;

b.	on the first anniversary of the Commencement Date, 100,000 Options shall become exercisable to purchase an aggregate of 100,000 shares of Common Stock; and

c.	on the second anniversary of the Commencement Date, 100,000 Options shall become exercisable to purchase an aggregate of 100,000 shares of Common Stock.

2.	On each anniversary of the Commencement Date, the Board will review the Executive’s performance and consider the grant of additional Options to Executive.

3.	To encourage Executive to acquire an additional stake in the Company, during the one year period following the Commencement Date the Company shall make available to Executive a maximum of $150,000 cash which Executive may borrow in whole or in part, at any time or from time to time, at any time following his purchase of shares of the Company’s Common Stock in the open market [or in private transactions with the Company or other parties who own shares. Following any such purchase of Company shares by Executive, he may draw upon the available funds in an amount equal to the purchase price of the shares. Any such funds borrowed by Executive shall be due five years from the date of the loan, and shall be evidenced by a non-recourse promissory note, secured by the shares purchased by the Executive, with interest to accrue at the rate of prime plus 1%.

4.	The Company will include the shares underlying the Options granted in accordance with paragraphs 1 and 2 above in a Form S-8 Registration Statement to be filed no later than June 30, 2001.

5.	At each anniversary of the Commencement Date of this agreement, the Board of Directors of the Employer shall consider additional grants of options for Employee and shall advise Employee within thirty days of those dates whether additional grants have been made.

6.	Subject to the provisions of Section 3.3(7) below, the Options shall become exercisable on the exercise dates provided as above provided that no Option shall be exercisable more than six months after Employee’s employment has been terminated.

7.	Regardless of the exercise or vesting dates set forth in any Option Agreement, all unexercised options shall vest and become immediately exercisable in the event of a “Change of Control.” For purposes of this Agreement, a “Change in Control” of the Company shall mean and shall be deemed to have occurred if any of the following events shall have occurred:

John Jenkins – Employment Agreement

(i)	Any person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding securities; or

(ii)	there is consummated a merger or consolidation of Employer with any other entity, accompanied by a change in executive management of Employer concurrently with or within 180 days of such merger; or

(iii)	the stockholders of Employer approve a plan of complete liquidation or dissolution of Employer or there is consummated an agreement for the sale or disposition by Employer of all or substantially all of Employer’s assets.

8.	The strike price for additional options (beyond the original 300,000 noted above) awarded to Employee shall be determined by the Board in its sole discretion, but in no event shall it be greater than the fair market value of Employer’s common stock as of the date of grant.

9.	Employer shall provide Employee with a separate Option Agreement at the time of each grant, incorporating the terms in this Article 3.3 standard registration and “piggy back” rights in the event of a public offering or sale, and standard anti-dilution rights.

        3.4 Benefits.

a.	Employee shall be entitled to all paid holidays customarily extended by Employer to executive employees and a minimum of five weeks paid vacation during each year this Agreement remains in effect. Employee shall be entitled to participate in all of Employer’s employee benefit plans and employee benefits, including any retirement, 401(k), pension, profit-sharing, stock option, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Employee shall have the same rights and privileges to participate in such plans and benefits as any other executive employee. Participation in any benefit plans shall be in addition to the compensation otherwise provided for in this Agreement. For calendar year 2001, employee shall have the right to elect either inclusion in the Employer’s health plan or reimbursement for expenses incurred in maintaining existing healthcare coverage under Employee’s COBRA plan from his prior employer.

John Jenkins – Employment Agreement

b.	Employer shall provide Employee with reimbursement for fees and reasonable expenses associated with Employee’s membership in customary trade associations and associated with Employee’s appropriate and reasonable continuing education.

        3.5 Expenses. Employee shall be reimbursed promptly for all reasonable expenses incurred by Employee in the performance of his duties hereunder following Employer’s customary practice.

        3.6 Term Life Insurance. Employer will pay the premiums on a term life insurance policy on Employee’s life with a death benefit of at least $500,000. Employer shall be the owner of such policy. However, Employee shall have right to designate the beneficiary under such policy.

        3.7 D&O Insurance. During the term of this Agreement, Employer shall maintain in effect (to the extent available in the market) and pay the premiums for a directors’ and officers’ liability insurance policy covering Employee with coverage in amount and scope at least equivalent to that in place at the Commencement Date of this agreement. Such coverage shall also include an endorsement providing tail coverage extending the policy to cover actions or omissions by Employee during all periods in which Employee has served as a director or officer of Employer

        3.8 Non-Exclusive Provisions. None of the provisions of this Section III shall be deemed to limit additional compensation which the Employer’s Board of Directors may, in its sole discretion, grant to Employee.

SECTION IV
NON-COMPETITION; CONFIDENTIALITY, INVENTIONS

        4.1 Employee will offer to Employer any investment or other opportunity of which he becomes aware in the data storage management or in the other areas of business in which the Company operates. If the Board takes no action for 90 days from the date of receipt of the offer, or refuses the opportunity during such 90 day period, to participate in such investment or other opportunity, the Employee may pursue such opportunity.

        4.2 Notwithstanding anything else in this Section IV, the Employee may make passive investments in companies involved in data storage management or other industries in which Employer operates, provided any such investment does not exceed a 5% equity interest. Employee may acquire an equity interest exceeding 5% only if a majority of the Board consents thereto.

John Jenkins – Employment Agreement

        4.3 Except as provided in Sections 4.1 and 4.2 hereof, during the term of this Agreement, the Employee may not participate in the data storage management industry or any other Competitive Industry (as defined below) except through and on behalf of the Company. For purposes of this Agreement, a “Competitive Industry” shall mean an industry in which, at the time of the termination of this Agreement, Employer either is substantially engaged or has defined plans to engage in as a substantial part of its business in the future.

        4.4 Employee promises to protect Employer’s Confidential Information as described in the Employer’s Proprietary Information and Inventions Agreement, the terms and conditions of which are incorporated herein by this reference and which shall survive the termination of this Agreement and the termination of Employee’s employment with Employer.

        4.5 During Employee’s employment with the Employer, and for a period of 6 months thereafter, Employee shall not:

a.	own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business operating in the United States which is engaged in the type of business conducted by the Employer at the time this Agreement terminates. Nevertheless, Employee may own less than five percent of the outstanding equity securities of a Employer that is engaged in such business if the equity securities of such Employer are registered under the Securities Exchange Act of 1934. In the event of Employee’s actual or threatened breach of this paragraph, the Employer shall be entitled to a preliminary restraining order and injunction restraining Employee from violating its provisions. Nothing in this Agreement shall be construed to prohibit the Employer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Employee.

b.	induce or attempt to persuade any former, current or future employee, agent, manager, consultant, or other participant in the Employer’s business to terminate such employment or other relationship in order to enter into any relationship with Employee, any business organization in which Employee is a participant in any capacity whatsoever, or any other business organization in competition with the Employer’s business; or

c.	use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the Employer’s business.

John Jenkins – Employment Agreement

        4.6 Consideration. Employer and Employee acknowledge and agree that the Employer’s promise to pay severance to Employee in the event Employer terminates his employment without cause, whether or not such compensation becomes due under the terms of this Agreement, is given as additional and sufficient consideration for the covenant contained in this Section. Should Employer fail to make such severance payments on a timely basis, such will constitute an immediate breach of this agreement, which among other things will free Employee immediately from the provisions of 4.5a above.

SECTION V
TERMINATION OF EMPLOYMENT

        5.1 Termination. Employee’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

a.	By Employee. Upon the occurrence of any of the following events, this Agreement may be terminated by the Employee by written notice to Employer:

(1)	Good Reason. Employee may immediately terminate this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following events:

(i)	A substantial and material alteration in the nature or status of Employee’s responsibilities, or the assignment of duties inconsistent with, or a substantial and material alteration in the nature or status of, Employee’s responsibilities;

(ii)	Employee’s job is eliminated other than by reason of termination for Cause (as defined below);

(iii)	Employer fails to pay Employee any amount or provide any option or stock otherwise due hereunder or under any plan or policy of Employer, which failure is not cured within ten business days of receipt by Employer of written notice from Employee which describes in reasonable detail the amount which is due;

(iv)	A material reduction in Employee's aggregate level of benefits under Employer’s pension, life insurance, medical, health and accident, disability, deferred compensation or savings or similar plans;

John Jenkins – Employment Agreement

(v)	A material reduction in Employee’s reasonable opportunity to earn incentive compensation under any plan in which Employee is a participant, including a material alteration in the programs referred to in Sections 3.2 or 3.3.

(vi)	Employee is requested by Employer to relocate outside of the Denver, Colorado metropolitan area without his written consent or Employer’s executive office is relocated outside of the Denver, Colorado metropolitan area;

(vii)	Employer discontinues or materially alters the business conducted by Employer without the agreement of Employee;

(viii)	The merger or consolidation of Employer with another entity or an agreement to such a merger or consolidation or any other type of reorganization;

(ix)	The failure of Employer to obtain an agreement to expressly assume this Agreement from any successor to Employer (whether such succession is direct or indirect by purchase, merger, consolidation or otherwise, to substantially all of the business and/or assets of Employer or a controlling portion of Employer's stock);

(x)	If Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, has been filed in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets; or

(xi)	The sale by Employer of substantially all of its assets; or

(xii)	Employer’s material breach of any of the terms of this Agreement which breach is not cured within 45 days by Employer after notice from Employee.

John Jenkins – Employment Agreement

(2)	Change of Control. Employee may terminate this Agreement within the 12 months following a Change of Control, as defined in 3.3(4).

(3)	Other Than Good Reason. Employee may terminate this Agreement without Good Reason upon not less than 60 days’ prior written notification. Provided that, if Employee gives the requisite notice of termination, Employer is not obligated to continue Employee’s employment during such period of notice, and may, at its sole option, elect to terminate Employee’s employment at any time during such notice period.

b.	Death. This Agreement shall terminate upon the death of Employee.

c.	By Employer. Upon the occurrence of any of the following events, this Agreement may be terminated by the Employer by written notice to Employee:

(1)	Disability. Employer may terminate this Agreement due to Employee’s permanent disability only in accordance with Employer's policy applicable to other employees.

(2)	For Cause. The Employer may terminate Employee’s employment at any time for “Cause” with immediate effect upon delivering written notice to Employee. For purposes of this Agreement, “Cause” shall mean: (a) embezzlement, theft, larceny, material fraud, or other similar acts of dishonesty; (b) conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse effect on Employee’s ability to carry out his duties under this Agreement or upon the reputation of the Employer; (c) conduct involving moral turpitude that has material negative impact on the operations or value of the company; (d) gross insubordination or repeated insubordination after written warning by the Board of Directors; (e) unauthorized disclosure by Employee of the confidences of the Employer that have material negative impact on the Employer; or (f) Employee’s neglect or intentional disregard of a material duty; or material and continuing failure by Employee to perform the duties described in Section 2 above in a quality and professional manner for at least thirty days after written warning by the Board of Directors. In no event shall “Cause” include simple negligence or disagreement over management strategy or philosophy. Upon termination for Cause, the Employer’s sole and exclusive obligation will be to pay Employee his compensation earned through the date of termination, and Employee shall not be entitled to any compensation after the date of termination.

John Jenkins – Employment Agreement

(3)	Other Than Cause. Employer shall have the right to terminate this Agreement other than for Cause upon not less than 60 days’ prior written notification to Employee.

        5.2 Delivery of Notice of Termination. Any termination of Employee’s employment by Employer or by Employee (other than termination in the case of death pursuant to subsection 5.1 (b) above) shall be communicated by written notice (“Notice of Termination”) delivered to the other party in accordance with Section 7.4 hereof.

        5.3 Date of Termination. “Date of Termination” shall mean (i) if Employee’s employment is terminated by his death, the date of his death; (ii) if Employee’s employment is terminated due to notice of non-renewal delivered in accordance with Section 1.2, the last day of the preceding term of this Agreement; (iii) if Employee terminates this Agreement for Good Reason or Employer terminates this Agreement for other than Cause, 60 days from the date on which Notice of Termination is given.

        5.4 Payments Following Termination or Non-renewal.

a.	Following the termination of this Agreement by Employee for other than Good Reason or by Employer with Cause, Employee shall be entitled to compensation only through the Date of Termination.

b.	Notwithstanding Section 5.4.a, above, in the event Employee terminates this Agreement without Cause within 90 days of a change of control as defined Section 3.3(7) or in the event Employer terminates this Agreement without Cause, Employer shall pay Employee (i) base salary payments for 12 months following the Date of Termination; (ii) payment of any accrued bonus, and (iii) a pro rata share of any bonus for any period in which Employee was employed for all or part of that period. (Bonus amounts shall be calculated as if all target criteria were achieved.)

c.	Following the termination of this Agreement by Employee for Good Reason, or by Employer for other than Cause, Employer shall continue to pay to Employee his base salary as then in effect for 12 months following the Date of Termination. Additionally, in such event, the Company shall pay to Employee (i) any accrued bonus, and (ii) a pro rata share of any bonus for any period in which Employee was employed for all or part of that period. (Bonus amounts shall be calculated using pro-rated target criteria.) Additionally, in such event, all outstanding, unvested stock options shall immediately vest and become exercisable and all vested stock options shall become immediately exercisable.

John Jenkins – Employment Agreement

d.	In the event that Employer elects not to renew this Agreement pursuant to Section 1.2 above, Employer shall pay to Employee his base salary as then in effect for 12 months following the date on which this Agreement terminates. Payments under this Section 5.4(d) shall constitute severance pay.

e.	In the event Employee breaches the obligations set forth in Sections 4.4 or 4.5 (regarding the protection of confidential information and non-competition, respectively), Employer shall be entitled to cease any payments owed to Employee. In the event that payments were made prior to the discovery of such a breach, Employer shall be entitled to recovery of amounts paid subsequent to the breach. Employer shall not withhold amounts pursuant to this Section unless and until a breach is adjudged to have occurred.

f.	Upon temporary or permanent disability of the Employee as described in Section 5.1(c) hereof, whether or not the Employer elects to terminate this Agreement, Employee shall receive such compensation and benefits, if any, as are payable to employees generally in accordance with the policy of Employer.

        5.5 Remedies. Any termination of this Agreement shall not prejudice any other remedy to which the Employer or Employee may be entitled, either at law, equity, or under this Agreement.

SECTION VI
INDEMNIFICATION

        6.1 Indemnification. To the fullest extent permitted by applicable law, Employer agrees to indemnify, defend and hold Employee harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of Employer or its employees, including Employee, or other agents in connection with and within the scope of this Agreement or by reason of the fact that he is or was a director or officer or employee of Employer or any affiliate of Employer. To the fullest extent allowed by applicable law, Employer shall advance to Employee expenses of defending any such action, claim or proceeding, as incurred. However, Employer shall not indemnify Employee or defend Employee against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the willful misconduct of Employee. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions which occurred or are alleged to have occurred prior to expiration or termination.

John Jenkins – Employment Agreement

SECTION VII
GENERAL PROVISIONS

        7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

        7.2 Entire Agreement. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the employment of the Employee by the Employer (with the exception of portions of such agreements which have been expressly incorporated herein). Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

        7.3 Successors and Assigns. This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon Employer, any successor in interest to all or substantially all of the business and/or assets of Employer (whether by merger, consolidation or otherwise), and the heirs, administrators, successors and assigns of Employee. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

        7.4 Notices. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed given if delivered by hand or overnight courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice), and shall be deemed given on the date on which so hand-delivered, or on the business day following the day on which sent by overnight courier, or on the third business day following the date on which so mailed:

        If to Employee:        John Jenkins
                                          5235 E. Princeton Avenue
                                          Englewood, CO 80111

        If to Employer:        SAN Holdings, Inc.
                                          Attn: CFO
                                          900 W. Castleton Road, Ste. 100
                                          Castle Rock, CO 80104

John Jenkins – Employment Agreement

        7.5 Severability. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

        7.6 Section Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

        7.7 Survival of Obligations. Termination of this Agreement for any reason shall not relieve Employer or Employee of any obligation accruing or arising prior to such termination.

        7.8 Amendments. This Agreement may be amended only by written agreement of both Employer and Employee.

        7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Signature Page Follows]

John Jenkins – Employment Agreement

        IN WITNESS WHEREOF, the Employer and the Employee have executed this Agreement to be effective as set forth above.

“EMPLOYER” SAN Holdings, Inc. By:_____________________________________ Name: Title: “EMPLOYEE” By: /s/ John Jenkins John Jenkins

John Jenkins – Employment Agreement